Exhibit 14

HEALTHSOUTH CORPORATION

STANDARDS OF BUSINESS CONDUCT

Compliance

a **shared** commitment

As a leading provider of rehabilitative, ambulatory, and outpatient services, HealthSouth has an obligation to set high standards for quality and business integrity. Building our reputation for furnishing high quality medical services and maintaining integrity in regulatory compliance and financial reporting will play an important role in our future success. Our Standards of Business Conduct describe a set of shared principles upon which we can establish and maintain a reputation for excellence. These Standards apply to all aspects of our clinical and business operations and should serve as a guide for all Company employees and contractors when providing services on behalf of HealthSouth.

In today’s highly regulated health care environment, it is important to build a corporate culture that encourages a strong understanding and commitment to regulatory compliance. This applies equally to rules governing the integrity of internal accounting and public financial reporting systems. The past decade offers numerous examples of companies and individuals (including HealthSouth) that have paid significant financial and reputational penalties for failing to do so.

To overcome this challenge, we must remain true to our principles even under internal or external pressure to do otherwise. There can be no shortcuts or special exceptions. We must never lose the confidence of our patients or their physicians by failing to provide high quality medical care - or of our investors, our business partners, our payors, or government officials by failing to conduct our business and record our financial results with integrity.

The last several years have taught us the importance of shared principles and accountability. They have taught us to think and work as a team. Whether in clinical operations, billing and finance, marketing, or any other aspect of our business, each of us can make a positive contribution to our shared success.

At the core of this effort is an obligation for all of us to accept and adhere to the principles outlined in the Standards of Business Conduct. Everyone is expected to be familiar with the Standards and to use them to govern our conduct on behalf of the Company. Each of us is asked to sign a formal acknowledgement that we have read, understand, and agree to abide by the Standards.

Because no single set of business standards can address every situation, a number of other resources are available within the Company to provide assistance with specific questions or concerns. These include corporate and division policies covering a variety of operational and regulatory topics, Division Compliance Officers and Controllers assigned to each of the Company’s principal operating divisions, as well as corporate-level Compliance and Internal Audit Departments. Concerns and questions can also be addressed anonymously through the compliance hotline at (888) 800-577 or sent directly to the Board of Directors.

Please join us in embracing these Standards of Business Conduct as the foundation of a new corporate culture based on openness and integrity. Our shared commitment can make integrity the cornerstone of a strong and re-vitalized HealthSouth.

/s/ Jon Hanson	/s/ Jay Grinney
Jon Hanson	Jay Grinney
Chairman	President
Board of Directors	Chief Executive Officer

CONTENTS

Purpose of the Standards of Business Conduct	5
Who Is Covered	5
Our Corporate Compliance Program	5
Compliance – A Shared Commitment	7
Consequences of Non-Compliance	8
Getting Answers to Questions or Reporting a Possible Violation of Law or Company Policy	8

Standards of Business Conduct

Legal Obligations	13
Quality of Care and Treatment of Patients	13
Quality Services	13
Treatment of Patients	13
Safe Patient Care	14
Clinical Records	14
Protection of Patient Health Information (HIPAA)	14
Dispensing Drugs and Controlled Substances	14
Research	14
Sales and Marketing	14
Accuracy and Integrity	14
Fraud and Abuse Laws	14
Antitrust and Business Competition	15
Billing and Coding	15
Working Environment	16
Discrimination and Harassment	16
Workplace Violence	16
Use of Alcohol and Illegal Drugs	16
Professional Practice Acts	16
Health and Safety	16
Handling and Disposal of Infectious Materials	17
Administration	17
Accounting and Financial Reporting	17
Record Keeping and Management	17
Management Controls	17
Financial Reports	17
Financial Audits	17
Code of Ethical Conduct for Financial Managers	17
Management of Company Assets	18
Physical Assets	18
Financial Assets	18
Confidential or Proprietary Information	18
Use of Company Information Systems	18
Conflicts of Interest	18
Dealing with Vendors	19
Investments and Use of Inside Information	19
Dealing with Investors and the Media	19
Government Filings and Reports	20
Lobbying and Political Activities	20
Lobbying	20
Political Activities	20
Contacts by Government Agencies	21

Appendix A

HealthSouth Corporation Code of Ethical Conduct for Financial Managers	22

Supplement

Important Contact Information and Resources

PURPOSE OF THE STANDARDS OF BUSINESS CONDUCT

HealthSouth is committed to conducting business in compliance with federal, state, and local laws and regulations and to acting, at all times, in conformance with high standards of business integrity. The Standards of Business Conduct are designed to help us accomplish these objectives by establishing a general framework for acting with integrity and accountability in accordance with a shared set of principles. They cannot, however, address every issue that may arise in the course of our business. The Company has therefore developed a number of more focused policies and systems to address specific areas of our operations in greater detail. These policies may be found on the Company’s intranet site at https://healthsouth.policyiq.com. These policies should be consulted as a supplement to the Standards.

WHO IS COVERED

The Standards apply to all HealthSouth directors, officers, and employees. Company contractors (including medical directors) and other professionals who provide health care, financial, or accounting services (covered contractors) are also expected to conform to the Standards while providing services on behalf of HealthSouth. For convenience, these persons will be referred to jointly as “employees” throughout the Standards, unless otherwise specified.

OUR CORPORATE COMPLIANCE PROGRAM

The HealthSouth Corporate Compliance Program is overseen by the Board of Directors. The Board has appointed two committees to monitor the program. The Audit Committee oversees the integrity of financial reporting, accounting and tax functions, as well as the proper use and protection of Company assets. The Compliance Committee oversees all other aspects of regulatory compliance, including health care laws and payment rules. Each committee is composed of at least three independent Directors and meets regularly to receive reports from Company officers.

The Corporate Compliance Program is based on five elements -

•	Development of effective regulatory compliance policies and financial and management controls for all Company operations and lines of business;

•	Dissemination of policies to managers, supervisors, and employees, and development of appropriate training mechanisms to ensure that such policies are clearly understood and capable of being carried out effectively;

•	Opportunities for employees to ask questions or report suspected violations of Company policies, regulatory obligations, or public financial reporting obligations without fear of retaliation and the prompt investigation of all credible reports of such violations;

•	Routine audit of Company functions and assessment of the effectiveness of internal controls to determine compliance with applicable regulatory obligations and the integrity of public financial reports; and

•	Accountability for violation of Company policies or regulatory obligations (including supervisors and managers who condone or unreasonably fail to prevent improper conduct).

Regulatory Compliance

The Company’s regulatory compliance program is supervised by the Chief Compliance Officer who reports directly to the Chief Executive Officer and the Compliance Committee of the Board of Directors. Each year, the Chief Compliance Officer prepares an annual corporate compliance plan for approval

The Standards of Business Conduct provide a general reference for HealthSouth directors, officers, and employees. They are not designed to describe all applicable laws or all HealthSouth policies or to give full details of any individual law or policy. If you have any questions, you should contact your Division Compliance Officer or Controller or the Corporate Compliance Office.

HealthSouth reserves the right to modify, revise, or alter any policy, procedure or condition of employment at its sole discretion. The Standards of Business Conduct are not an employment contract. Unless otherwise prescribed by contract or state law, employment with HealthSouth is at will and may be terminated by either the employee or HealthSouth at any time, for any reason or for no reason.

by the Compliance Committee of the Board. The Committee receives periodic reports on the Company’s progress in meeting the plan, including reports of all regulatory audits.

The Chief Compliance Officer is also the Chairman of the Executive Compliance Steering Committee. This Committee includes members of senior management including the Chief Executive Officer, the Chief Operating Officer, the presidents of each operating division, and the heads of each of the principal corporate departments. The Executive Compliance Steering Committee meets monthly to review and approve compliance policies and initiatives.

The Corporate Compliance Department is responsible for regulatory risk assessment, compliance policy development, education, management of the compliance hotline, and investigations of alleged regulatory or policy violations. It includes a separate and independent compliance audit staff. Oversight of compliance activities within each operating division is assigned to a full time Division Compliance Officer (DCO). Each DCO works directly with the Corporate Compliance Department on policy development, risk assessment, issue resolution, and other compliance-related activities.

All new employees and covered contractors are required to complete Compliance Orientation training within 30 days of hire. This includes a written acknowledgement that the employee understands and agrees to abide by the Standards of Business Conduct. All employees and covered contractors must also complete Compliance Refresher training annually.

Accounting, Financial Reporting, Safeguarding of Assets

The Internal Audit Department is responsible for evaluating and helping to improve internal controls and business practices; for investigating potential violations of accounting, financial reporting, asset protection and conflict of interest standards; and for providing an independent source of information to Company officers, the Audit Committee, and the Board of Directors on these and related matters. Internal Audit independence is maintained through a direct reporting relationship to the Audit Committee and open access to the Audit Committee Chairman and Committee members.

Annually, the Internal Audit Department conducts a Company-wide risk assessment. The results are used to prepare annual audit plans that are reviewed and approved by the Audit Committee. In addition to executing the audit plan, the Internal Audit Department investigates all tips and complaints relevant to its area of responsibility. The Internal Audit Department recommends appropriate corrective actions for accounting or management control gaps or failures and assists in the implementation of these corrective actions.

Corporate Integrity Agreement

HealthSouth entered into a Corporate Integrity Agreement with the Office of Inspector General (OIG) of the Department of Health and Human Services in December 2004. This Agreement requires the Company to:

•	Create and maintain formal Standards of Business Conduct;

•	Maintain a Compliance Committee of the Board of Directors, an Executive Compliance Steering Committee, and a Chief Compliance Officer;

•	Provide compliance training for all employees, directors, medical directors and other persons who furnish health care items and services for more than 160 hours per year;

•	Operate a confidential compliance hotline;

•	Retain an Independent Review Organization to audit cost reports and billing and coding practices in the Inpatient and Outpatient divisions;

•	Notify the OIG of substantial overpayments by federal health care programs or violations of federal health care program requirements;

•	Report openings and closings of HealthSouth facilities; and

•	Provide annual reports to the OIG.

A copy of the Corporate Integrity Agreement is available on the Compliance home page on the HealthSouth intranet or can be requested from the Corporate Compliance Office. Each employee of HealthSouth is required to comply with the requirements of the Corporate Integrity Agreement and with all other federal health care program rules. Failure to comply with these obligations could have serious consequences for you, your fellow employees, and HealthSouth, including loss of eligibility to treat Medicare and other federal health care program beneficiaries. See “Consequences of Non-Compliance” on page 9. Violations or suspected violations of the Corporate Integrity Agreement or federal health care program requirements should be reported in accordance with the procedures set forth in “Getting Answers to Questions or Reporting a Possible Violation of Law or Company Policy” on page 10. Questions about the Corporate Integrity Agreement can be directed to a Division Compliance Officer or to the Corporate Compliance Department.

SEC Settlement

In June 2005, HealthSouth entered into a settlement agreement with the Securities and Exchange Commission (SEC). Among other obligations, the settlement agreement requires HealthSouth to -

•	Retain independent consultants to review the adequacy and effectiveness of the Company’s corporate governance and internal accounting control policies and systems;

•	Develop training programs for officers and employees covering securities laws and other obligations applicable to public financial reporting; and

•	Create a new position of Inspector General reporting directly to the Audit Committee of the Board of Directors to identify violations of law or Company policy relating to accounting or public financial reporting.

COMPLIANCE – A SHARED COMMITMENT

Compliance is a shared commitment among all company employees.

Compliance is a shared commitment among all company employees. The Company, through the Board of Directors and senior management, is responsible for setting standards of business conduct and for developing policies, procedures, and systems to assist employees to understand and meet these standards. Employees are responsible for acting with integrity at all times and for upholding the Standards and policies established by the Company. Each employee is expected to -

•	Apply the Standards of Business Conduct. You are expected to read and understand these Standards. Apply them every day in the course of your job. Use good judgment and abide by both the letter and the spirit of the Standards. Questions about the Standards or how they apply to you can be directed to your supervisor or manager or to your DCO or division controller.

Know the law.

•	Know the law. These Standards do not require you to be a legal expert. You are expected, however, to be familiar with the basic laws that apply to your specific job and level of responsibility. Pay close attention to all training information and policies. Do not be afraid to ask questions.

Don’t be pressured.

•	Don’t be pressured. You will never be expected to violate the law or any ethical standard of your profession, and you should never feel pressured to do so. If you ever feel pressure to do something with which you are uncomfortable, seek guidance from your DCO, division controller or the Corporate Compliance or Internal Audit Department.

•	Be part of a team. Offer suggestions to improve management controls or make Company policies and systems easier to understand and use. Cooperate with Company representatives on audits and internal investigations.

Report suspected violations of law or company policy

•	Report potential violations of law or Company policy. If you have doubts about the legal or policy implications of a situation, bring the matter to the attention of your supervisor, your DCO, the Corporate Compliance Department or another member of management. Matters involving accounting or financial reporting may be brought to the attention of your division controller or the Internal Audit Department. Do not assume that senior management already knows about or does not care about an issue.

•	Report exclusions and convictions. Inform your supervisor, the Human Resources Department, or the Corporate Compliance Office if you are convicted of a felony, have sanctions imposed against your professional license, or are informed by the OIG that you are no longer eligible to participate in federal or state reimbursement programs or contracts.

Supervisors and managers have a special responsibility for compliance and integrity. Leadership requires setting a personal example of integrity on a daily basis.

Special Responsibilities of Supervisors and Managers

Supervisors and managers have a special responsibility for compliance and integrity. You should ensure that all employees understand and apply the principles outlined in the Standards of Business Conduct and other Company policies.

•	Be proactive. Ensure that employees are properly trained and understand their obligations under the Standards. Ensure that policies and procedures are in place to promote compliance with regulatory standards. Make it easy for employees to comply with the law and hard to get around it.

•	Be receptive. Maintain an open-door policy. Make it clear that you are open to questions or concerns about compliance-related issues from your direct reports or other employees who may bring concerns to you.

•	Be responsive. Take prompt and appropriate action when a suspected violation of law or Company policy is brought to your attention.

•	Do not allow retaliation. Ensure that no one who, in good faith, reports a suspected violation of law or Company policy is subject to retaliation.

Leadership requires that you set a personal example of integrity in all aspects of your job. It is up to you to set the right tone for the people who report to you.

CONSEQUENCES OF NON-COMPLIANCE

Another material regulatory or financial reporting failure is not an option.

Failure to comply with the law, including the requirements of the Corporate Integrity Agreement and SEC settlement, could lead to serious consequences for you, your fellow employees, and the Company. These may include termination of employment, prison, personal or corporate fines, exclusion from Medicare and other health care programs, loss of credibility with investors and lending institutions, and loss of respect by physicians and patients.

Given our recent history, HealthSouth is particularly vulnerable to close scrutiny of any future regulatory compliance or financial reporting failures. We should not expect leniency from the Department of Justice, the OIG, or the SEC. Any future missteps could jeopardize our ability to participate in Medicare and other health care programs, our access to capital markets, and the value of our securities. Simply put, another material regulatory or financial reporting failure is not an option.

Because the consequences of another compliance or financial reporting failure are so serious, disciplinary action, up to and including termination of employment, will be taken against any employee who -

•	Authorizes or participates in any violation of law, the Standards of Business Conduct, or Company policies and procedures;

•	Fails to report or conceals a violation;

•	Refuses to cooperate with any internal investigation or audit; or

•	Threatens or retaliates against any other employee who reports a violation.

Disciplinary action will also be taken against any supervisor or manager who knew or should have known about a violation and failed to take reasonable actions to prevent or promptly report and correct the situation.

GETTING ANSWERS TO QUESTIONS OR REPORTING A POSSIBLE VIOLATION OF LAW OR COMPANY POLICY

Open discussion of legal and policy issues without fear of reprisal is vital to the effectiveness of the Company’s Compliance Program. Ask questions about policies or practices that you do not understand and report suspected violations of law or Company policy to a supervisor or other appropriate persons. Supervisors and managers should maintain an “open-door” policy for their direct reports and for other employees who may reach out to them with questions or concerns. Prompt identification and reporting will allow the Company to investigate and correct potential problems before they can do material financial or reputational damage to HealthSouth.

Any of the following resources may be used for this purpose.

Your Supervisor or Department Manager

Many questions and problems can best be addressed at the department or facility level. Your supervisor or manager knows you and the issues in your workplace better than anyone else in the Company. If they do not have an answer, they have access to other resources within the Company. Regulatory compliance issues may also be brought to the attention of the appropriate Division Compliance Officer. Financial and accounting issues may be brought to the attention of the Division Controller or to a member of the Corporate Accounting Department.

The Human Resources Department

If your question or concern involves a Human Resources or general workplace issue, contact your facility’s Human Resources Department (Inpatient Division) or the Corporate Human Resources Department (other divisions). The Corporate Human Resources Department can be reached at (800) 765-4772, ext. 4725.

A Division Compliance Officer or Controller

The DCOs and controllers for each division are available to answer questions about regulatory and accounting/financial reporting questions. They are also responsible for investigating and following up on potential violations of law or Company policy.

Internal Audit Department or Inspector General

Questions or concerns relating to accounting, financial reporting, safeguarding of assets, conflicts of interest, and/or general business standards and practices should be brought to the attention of the Internal Audit Department by phone (205-970-4049), or by email (InternalAudit@healthsouth.com). The Inspector General may also be contacted directly on any of these issues.

Corporate Compliance Department

Questions or concerns relating to health care or other regulatory issues should be brought to the attention of the Corporate Compliance Department by phone (205-970-5900) or by email (corpcomp@healthsouth.com).

Ask questions about policies or practices that you do not understand and report any violations of law or Company policy to a supervisor or other appropriate person.

Compliance Hotline

If you have not been able to resolve to your satisfaction an issue through other channels or if you feel uncomfortable about raising an issue through your supervisor or other Company managers, you may call the toll-free Compliance Hotline at (888) 800-2577 to report a concern anonymously and without fear of retaliation. The Compliance Hotline operates 24 hours a day, 7 days a week. It is staffed by an independent company with no other relationship to HealthSouth or members of senior management. Your call will not be traced or recorded, and your anonymity will be protected up to the limits of the law if you wish to remain anonymous. The Compliance hotline has a Spanish speaking staff member available at all times, and its staff has access to interpreters of numerous other foreign languages.

All reports received by the hotline will be investigated. If substantiated, appropriate corrective actions will be taken, including disciplinary action against employee(s), changes to Company policies and systems, additional training, or disclosure of overpayments to government and/or commercial payors.

The hotline is intended to supplement, not replace, other channels for communicating questions and concerns within the Company. It should be used when you have exhausted other avenues of communication or are uncomfortable with disclosing your identity.

You may call the toll-free compliance hotline at 888-800-2577, 24 hours a day, 7 days a week to report a concern anonymously and without fear of retaliation.

When you call the hotline, you will be given a case number and a call-back date, which is usually about two weeks from the date of the call. This will allow the Company to seek your help in answering questions that may have arisen during an initial investigation while fully protecting your anonymity. Calling back or responding to the questions is entirely voluntary, but may assist the Company in conducting an effective investigation.

By Mail

You may also bring a concern to the Corporate Compliance or Internal Audit Departments via letter or fax at:

HealthSouth Corporation	HealthSouth Corporation
Corporate Compliance Department	Internal Audit Department
P.O. Box 380243	One HealthSouth Parkway
Birmingham, AL 35238	Birmingham, AL 35243
Fax: (205) 970-4854	Fax: (205) 262-3946

Board of Directors

If an issue involves a member of senior management or anyone charged with supervising the Compliance or Internal Audit processes, you have the option of writing directly to the HealthSouth Board of Directors. All such written communication should be directed to:

HealthSouth Corporation

Board of Directors

P.O. Box 382827

Birmingham, AL 35238

If an issue involves possible accounting or financial irregularities or a possible violation of federal securities laws or the Sarbanes-Oxley Act of 2002 and you are unable to get a satisfactory resolution through other channels, you may contact the Audit Committee of the Board of Directors at:

HealthSouth Corporation

Audit Committee of the Board of Directors

P.O. Box 382827

Birmingham, AL 35238

HealthSouth will not retaliate against anyone who, in good faith, reports a compliance or financial integrity concern to the hotline or to Company management.

Confidentiality

Every employee should feel secure in asking questions or reporting concerns under the Corporate Compliance program. If you request confidentiality, we will do our best to honor your wishes. You may also consider placing an anonymous call to the Compliance Hotline. In either case, it is important to provide enough facts to allow for an effective investigation.

Non-Retaliation Policy

HealthSouth will not retaliate against anyone who, in good faith, reports a compliance or financial integrity concern to the hotline or to Company management. If you believe that you have been the subject of improper retaliation, please contact the Chief Compliance Officer or the General Counsel directly.

To Obtain a Copy in Spanish

The HealthSouth Standards of Business Conduct are available in Spanish. To obtain a copy in Spanish, please have your facility administrator or Human Resources Department print a copy from the Compliance home page on the intranet.

Para Obtener una Copia en Español

Las Normas de Conducta de HealthSouth en español están disponibles. Para obtener una copia en español, por favor consulte a su administrador o el departamento de Recursos Humanos (Personnel) para que les imprima una copia de las normas ubicada en nuestra red privada (“intranet”).

LEGAL OBLIGATIONS

Standard: HealthSouth will comply with federal, state, and local laws and regulations that apply to our business. We will not pursue any business opportunity that requires us to act illegally.

•	You are expected to know the basic laws and regulations that apply to your job. If you have questions, ask a supervisor or contact one of the Company resources listed in Appendix A. You are also expected to know and follow Company policies and procedures and to utilize Company processes and systems in accordance with those policies and procedures.

•	The Company will not employ or contract with any person or entity that is ineligible to participate in federal health care programs.

•	Suspected violations of law or Company policy must be promptly reported to a supervisor or another Company official. This is more fully described in Getting Answers to Questions or Reporting a Possible Violation of Law or Company Policy.

Competitive pressure or “industry practice” is never a valid basis for violating Company policy or regulatory standards. If you believe that a competitor is achieving a commercial advantage by ignoring legal or regulatory requirements, contact the Legal Services Department or the Corporate Compliance Department for assistance.

QUALITY OF CARE AND TREATMENT OF PATIENTS

Standard: HealthSouth will furnish high quality, cost-effective medical care to patients safely and in accordance with high professional standards. We will respect each patient’s dignity and right to privacy of medical information.

Furnishing high quality medical care to patients on a consistent basis is the primary goal of HealthSouth.

Quality Services. Furnishing high quality, cost-effective medical care to patients on a consistent basis is the primary goal of HealthSouth. Services should be furnished in accordance with medical orders issued by a physician or another authorized health care professional based on the needs of each patient.

•	Medical services should be furnished skillfully and safely and in accordance with HealthSouth clinical policies and procedures, government regulations, and professional standards.

•	Services should be medically appropriate for the patient and furnished in a cost-effective manner.

•	Only persons with appropriate training and professional credentials and licenses may furnish or supervise the delivery of medical care. All professionally credentialed personnel are expected to keep their credentials current and to notify the Company promptly if sanctions are threatened or imposed on a professional license.

•	The Company will stay abreast of significant research and practice developments in each field of medicine in which we furnish services to patients.

No health care professional should ever furnish a service, or take any action, that would violate a professional code of ethics or practice act.

All patients should be treated with respect and dignity.

Treatment of Patients. All HealthSouth patients should be treated with respect and dignity. Patients will not be denied access to medical services at any HealthSouth facility based on race, sex, religion, national origin, or other classification prohibited by law.

•	Respond promptly and courteously to patients’ questions and concerns.

•	Provide adequate and accurate information to patients and their families in order to allow them to participate in treatment planning whenever appropriate and to make informed treatment decisions.

•	Safeguard the personal property of patients.

•	Maintain complete and accurate medical records.

•	Do not offer to, or accept gifts from, patients of more than nominal value. Avoid any perception that the quality of care furnished in a HealthSouth facility is dependent on the offering of gifts or other gratuities.

Do not offer gifts or other financial benefits to Medicare beneficiaries to induce them to choose a HealthSouth facility to receive care.

Employees should take reasonable measures to protect the confidentiality of PHI, whether in written or electronic form.

Safe Patient Care. Safe care is essential to the well-being and recovery of patients. HealthSouth will promote a corporate-wide safety culture based on clinically appropriate policies, systems, and equipment.

•	Facilities should develop processes for continuous assessment and refinement of existing safety management systems.

•	Equipment and facilities used to furnish medical services should be safe, effective, and in good working order at all times. Maintenance should be performed and documented in accordance with manufacturer’s instructions.

Clinical Records. All clinical records should be accurate and complete. Copies, in paper or electronic format, should be protected from loss or unauthorized disclosure and maintained in accordance with government and Company record retention requirements.

Protection of Patient Health Information (HIPAA). The Health Insurance Portability and Accountability Act (HIPAA) sets the national standard for maintaining the confidentiality of patients’ protected health information (PHI). Many state laws impose additional obligations to prevent the unauthorized release of PHI. This requires that all patients’ medical and financial information be treated as confidential. Patient medical records, treatments, conditions, and personal affairs should only be discussed or shared with the attending physician, with persons authorized by the patient to receive such information, and with other HealthSouth employees and contractors who require access to the information to perform their duties. Only those who require patient information to furnish care, perform quality control activities, bill or collect charges for services, or furnish other administrative services are permitted access to PHI unless authorized under the law or by the patient.

This requires that all employees take reasonable measures to protect the confidentiality of PHI, whether that information is presented in oral, written, or electronic form. The Company has developed specific policies and systems to promote this objective. All employees should become familiar with these policies and systems and ensure that they are applied consistently.

Dispensing Drugs and Controlled Substances. Federal and state governments regulate the use of controlled drugs and other pharmaceuticals, including orders, storage, administration, and inventory. Employees dealing with controlled substances are responsible for knowing and complying with applicable laws and regulations. The loss or misuse of any controlled substance must be reported promptly to a supervisor or other manager.

Research. All research activities conducted at HealthSouth facilities must be approved in advance by the Corporate Clinical Research Coordinator. This will ensure that research protocols have been properly reviewed, that patients have been informed and given consent to participation, and that systems are in place to prevent inappropriate billing or disclosure of confidential information.

SALES AND MARKETING

Standard: HealthSouth will market our services fairly and in accordance with federal and state laws and regulations. We will not offer or accept any bribe, kickback, or other unlawful benefit for the purpose of inducing the referral of patients or health care products or services.

All sales and marketing information must fairly and accurately describe our services.

Accuracy and Integrity. All sales and marketing presentations and literature must fairly and accurately describe our services. We should not advance claims that we cannot support or make promises that we cannot keep. We will not engage in deceptive sales or marketing practices. We will respect copyright and trademark rules when using materials published by others.

Fraud and Abuse Laws. Federal law, and many state laws, prohibit a health care provider from paying or receiving a kickback or other improper inducement to or from anyone for the referral of a patient or for the purchase of health care products or services. Such laws apply not only to physicians and other health care professionals, but also to all types of referral sources, such as hospitals, nursing homes, case managers, workers’ compensation attorneys, and any other individuals in a position to influence referrals or purchases. They cover both:

•	The offer or payment of a kickback or other improper inducement to secure referrals; and

•	The request or receipt of an improper payment in exchange for agreement to purchase a health care product or service from a particular vendor or contractor.

HealthSouth will not offer or accept any bribe, kickback or other unlawful benefit to induce the referral of patients or healthcare products or services.

Improper payments or inducements can take many forms. In addition to cash, kickbacks and inducements can include, but are not limited to:

•	Above fair market value lease payments to a referral source (or free or below fair market value lease payments from a referral source);

•	Loans to referral sources with below market interest rates or other terms that do not meet commercial lending standards;

•	Professional services contracts (e.g., medical director agreements) for more services than are needed or at rates in excess of fair market value;

•	Management fees that fail to cover the full cost of services furnished to a referral source; and

•	Excessive gifts or entertainment.

Improper inducements may be indirect - e.g., a payment or concession made to a third party with the expectation that it will be passed on to a referral source. Even the mere offer of a kickback or improper inducement could be a violation of law and could subject you and the Company to criminal prosecution.

Federal law also prohibits the use of gifts or other financial benefits to induce a Medicare patient to receive care at a HealthSouth facility.

HealthSouth will compete vigorously but fairly in the marketplace.

Antitrust and Business Competition. HealthSouth will compete vigorously, but fairly in the marketplace. We will not seek to restrict competition through unlawful monopolistic or predatory practices. Employees should not:

•	Discuss or agree with a competitor to set prices, divide sales territories, or compromise the integrity of a competitive bidding process;

•	Exchange information with a competitor about pricing, margins, bids, contracts, plans, or other confidential business matters;

•	Participate in group boycotts of other health care professionals, providers, or commercial payors; or

•	Make any arrangement with a competitor to artificially reduce competition.

Particular care should be taken when pursuing joint ventures or alliances with other health care providers. Care should also be taken when participating in trade associations. It is generally acceptable for trade association members to cooperate on quality or public policy-related activities. Other forms of cooperation should be avoided. Questions relating to antitrust and business competition should be directed to the Legal Services Department.

BILLING AND CODING

Standard: All claims for services must be fair, accurate, and conform to applicable regulatory and contractual requirements.

Coding must accurately reflect services rendered as well as relevant patient conditions and diagnosis.

Collecting the correct payment for the services we provide is a fundamental part of HealthSouth’s business. Accordingly, care should be taken to properly code, bill, and collect only for services actually rendered and that are documented in patients’ medical records. Under no circumstances should a claim be submitted that is known or suspected to be fraudulent, inaccurate, or fictitious.

•	Bills must be coded to accurately reflect the services rendered as well as relevant patient conditions and diagnoses.

•	Billing, coding, and collection practices must conform to applicable government rules and commercial contractual obligations.

•	Coders must be trained and qualified to perform such functions.

•	Overpayments must be promptly identified and returned to payors.

•	Effective management controls, including routine audits, should be established to minimize the scope and frequency of billing errors.

•	Employees are expected to cooperate fully with all internal and external audits of claims and billing systems.

If you discover an error or a suspected error in a claim or in any billing system, promptly alert your supervisor or another appropriate manager. All errors should be corrected before the claim is billed. If an error is identified after a bill has been filed, the payor should be notified to suspend improper payment or arrange for the refund of an overpayment.

WORKING ENVIRONMENT

Standard: HealthSouth strives to maintain a work environment where employees are treated fairly and with respect, where they can perform their jobs safely and effectively, and where they are encouraged to realize their full professional potential.

Additional information on the duties of each employee to promote these policies and programs is provided in the HealthSouth Employee Handbook. Failure to conform to the requirements of these policies and programs will result in disciplinary action, up to and including, termination of employment. Violations should be reported promptly to a supervisor or another manager, the Human Resources Department, or the Chief Administrative Officer.

HealthSouth does not tolerate unlawful discrimination or harassment by or against its employees, patients, visitors or medical staff members.

Discrimination and Harassment. HealthSouth values a diverse workforce and recognizes its contribution to creativity and business growth. The Company does not tolerate unlawful discrimination or harassment by or against its employees, patients, visitors, or medical staff members. All employees and applicants for employment must be afforded equal employment opportunities without regard to race, religion, sex, age, national origin, disability, or any other classification protected by law. Unlawful harassment may include, but is not limited to, slurs, epithets, threats, or derogatory comments. It also includes verbal or physical conduct of a sexual nature that creates an intimidating, hostile, or offensive working environment.

Workplace Violence. Physical violence or threats of violence is never acceptable. This includes abusive or aggressive behavior intended to threaten or intimidate another person. No employee, patient, visitor, or medical staff member (with the exception of authorized security personnel) is permitted to bring any weapon onto any HealthSouth property.

All employees are expected to be free from the influence of alcohol or illegal drugs in the workplace.

Use of Alcohol and Illegal Drugs. Employees are expected to be free from the influence of alcohol or drugs used illegally in the workplace. The use of alcohol or illegal drug use while conducting HealthSouth business jeopardizes the health and safety of patients, other employees, and visitors. It also compromises the ability of the employee to perform his or her responsibilities in a professional and effective manner. Employees who appear to be under the influence of drugs or alcohol in the workplace will be subject to drug or alcohol testing. Employees who suspect that a co-worker is intoxicated or under the influence of illegal drugs should notify a supervisor or the Human Resources Department.

Professional Practice Acts. HealthSouth employees are expected to conform to applicable state professional practice acts and professional codes of ethics at all times. Supervisors and managers are expected to be aware of such standards and to promote compliance. This is particularly important when a supervisor or manager is not governed by the same standards and professional ethical obligations as an employee.

Health and Safety: All employees are expected to be familiar with the potential hazards in their workplace and to comply with government regulations and Company policies relating to workplace safety. This includes Risk Management policies and requirements designed to protect employees from potential workplace hazards, including but not limited to:

•	Safety Management Improvement Plans;

•	Standard precautions for potentially infectious materials;

•	Storage and use of hazardous materials;

•	Facility-level safety and emergency plans;

•	Ergonomic safety;

•	Infection control procedures; and

•	Sentinel event and other incident reporting.

All employees are expected to be familiar with the potential hazards in their workplace and comply with government regulations and Company policies relating to workplace safety.

Any unsafe conditions should be reported promptly to a supervisor or manager, or to the Corporate Risk Management Department at (205)-970-3404.

Handling and Disposal of Infectious Materials. Federal and state laws regulate the handling and disposal of many infectious materials. These include blood and other bodily fluids, used needles and syringes, potentially toxic chemicals, and other materials that may present a hazard to employees or to the local community if not properly controlled. All employees are expected to comply with Company policies and systems relating to infectious materials at all times.

Administration. Employees are expected to deal fairly and honestly with the Company in recording hours worked, scheduling and reporting time off, using Company property, seeking reimbursement for business-related expenses, and all similar matters.

ACCOUNTING AND FINANCIAL REPORTING

Standard: All accounting entries, as well as all internal and external Company financial reports must be prepared accurately and on a timely basis in accordance with generally accepted accounting principles and applicable government regulations. Public financial reports should fairly and accurately reflect the operations and financial condition of the Company.

Public financial reports should fairly and accurately reflect the operations and financial condition of the Company.

Record Keeping and Management. The Company is required to prepare and maintain accounts, books, and other records that fairly reflect the results of the Company’s business operations. All transactions must be properly authorized, recorded in the period in which they were executed, and properly documented. Each employee is expected to be familiar and comply with Company record retention policies that apply to documents (both paper and electronic) in his or her custody or control. Special care should be taken to preserve documents that are known to be subject to a government investigation, commercial litigation, or audit.

Management Controls. Employees are expected to assist in the development and enforcement of effective internal controls to ensure that contracts, payments and other business transactions are properly authorized, conform to Company policies and procedures, and are recorded accurately in accordance with generally accepted rules of accounting. These controls form the basis for senior management certification of the accuracy and integrity of the Company’s publicly-reported financial results in accordance with the requirements of the Sarbanes-Oxley Act.

Financial Reports. All information provided to the public and to the SEC about the Company’s business, earnings, and financial condition should be complete, accurate, understandable, and timely filed. Each employee should promptly report any material error or omission that may affect our public disclosures, or any questionable accounting or auditing matters to a supervisor, to a Division Controller, to the Internal Audit Department, or to the Inspector General. Any incorrect information reported to the public or to a government agency should be corrected promptly.

All employees are expected to cooperate with the Company’s internal and outside independent financial auditors.

Financial Audits. All employees are expected to cooperate with the Company’s internal auditors and its independent auditors. Information provided to internal and independent auditors should be accurate, complete, and not misleading. Employees should avoid any action that could compromise, or appear to compromise, the objectivity of the Company’s independent auditors.

Code of Ethical Conduct for Financial Managers. Employees who supervise or manage accounting functions or the preparation of public financial reports are required to acknowledge and agree to abide by a special code of conduct stressing personal responsibility for integrity, completeness, and accuracy of financial recording and reporting. The Code requires full, fair, and accurate disclosure of material financial and operational information in periodic filings with the SEC and other public reports. A copy of the Code is attached to the Standards of Business Conduct as Appendix A.

MANAGEMENT OF COMPANY ASSETS

Standard: HealthSouth employees are expected to manage Company assets and other resources honestly and wisely. This includes property of joint ventures or other entities that are controlled or managed by HealthSouth. Company assets should be used for HealthSouth business purposes only. Proper authorization in accordance with Company policies must be obtained prior to the commitment of Company funds or the disposition of other Company resources.

Company funds may never be diverted for personal use, even temporarily, or used for any purpose that is not authorized and approved in accordance with company policies.

Physical Assets. Every employee has a duty to protect and not misuse HealthSouth property, assets, facilities, equipment, and supplies. When HealthSouth property becomes surplus, obsolete, or unusable, it should be disposed of in accordance with HealthSouth policies and procedures. Unauthorized use, removal, or disposal of any HealthSouth property is prohibited. Employees should immediately report missing property, as well as any unusual circumstances surrounding the disappearance of Company assets, to a supervisor, manager, or the Internal Audit Department.

Financial Assets. Employees responsible for managing Company financial assets are expected to do so honestly and in conformance with established Company policies, procedures, and internal controls. Company funds may never be diverted for personal use, even temporarily, or used for any purpose that is not authorized and approved in accordance with Company policies. Specific rules for approval of capital and operating expenses have been established by the Company (see Accounting Policy P001, Approval Authority.)

Confidential or proprietary information should be protected against theft, loss and unauthorized use.

Confidential or Proprietary Information. In addition to physical and financial assets, Company assets also include certain intangible or “intellectual” property. This includes confidential or proprietary formulas, processes, inventions, pricing information, provider agreements, financial information, development plans, and other information that has not been made public and that would be of interest to a competitor or other party if disclosed. No confidential or proprietary information should be disclosed to individuals outside the Company or to other employees who do not need the information to perform their duties unless expressly authorized by a supervisor or manager. All confidential or proprietary information should be protected against theft, loss, and unauthorized disclosure.

Use of Company Information Systems. The Company’s information systems, including all hardware and software used to support such systems, should be used for Company purposes. Employees should not share proprietary systems or software with other companies or persons. No software should be installed on Company computers or used for Company purposes without approval by the corporate Information Technology Department. Doing so could violate federal copyright laws or commercial licensing agreements as well as compromise the security and integrity of Company systems.

CONFLICTS OF INTEREST

Standard: Employees and Directors should avoid conflicts as well as the appearance of conflicts between their private interests and the interests of HealthSouth.

A conflict of interest occurs if a relationship with another person or entity interferes with your ability to perform your duties for HealthSouth in an objective manner.

A conflict of interest occurs if a business or personal relationship with another person or entity interferes with your ability to perform your duties for the Company in an objective manner. A conflict of interest may exist if:

•	You steer business to a vendor in which you or a family member have a personal financial interest;

•	You conduct private business on Company time;

•	Outside employment interferes with your responsibilities to HealthSouth;

•	You try to take advantage of a business opportunity presented to the Company for your own purposes;

•	You perform services for a company in direct competition with HealthSouth;

•	You accept gifts, meals, or entertainment in excess of normal business courtesy that may appear to obligate HealthSouth to do business with a particular contractor or vendor; or

•	You develop a competitive business on Company time.

In general, employees are permitted to hold other jobs so long as doing so does not put the employee in a position to compromise confidential or proprietary information or prevent the employee from meeting the performance standards of their position at HealthSouth. Any outside employment should be disclosed to your supervisor and to the Human Resources Department.

If you have a question about whether a specific situation constitutes a conflict of interest, disclose the matter to your supervisor or manager or contact the Internal Audit Department. If you cannot resolve the matter at that level, contact the Legal Services Department.

All employees and Directors must disclose to the Legal Services Department any investment or other financial interest in a competitor or contractor with HealthSouth. This includes investments, financial interests, or employment by a spouse or other immediate family member.

Dealing with Vendors. Treat all vendors fairly and professionally. Follow all Company contracting policies and evaluate bids and vendors objectively on the merits of price and performance. Do not accept extravagant or frequent personal gifts or other personal benefits from vendors as doing so could compromise your objectivity or the integrity of the contracting and purchasing process. Employees may accept modest offers of meals or entertainment or other common “business courtesies” in connection with the discussion of HealthSouth business so long as doing so does not create an expectation that the decision to use a particular vendor will be based upon personal relationships rather than price and performance. Such gifts and other benefits should not exceed a value of $300 per calendar year from any vendor. This includes benefits to family members of employees. An employee should never request a personal gift or benefit from a vendor.

Employees should never use non-public information about HealthSouth for investment or other personal gain.

Investments and Use of Inside Information. HealthSouth employees may become aware of information concerning the Company that is not available to the public but that would be considered important by an investor in deciding whether to buy or sell Company stock or the stock of another company with a significant business relationship to HealthSouth. Employees should never use such non-public information for investment or other personal gain. An employee who discloses confidential information to outsiders may still be held accountable under federal law for any misuse of such information even if the employee does not buy or sell any securities. This requires caution in discussing Company information with friends or acquaintances or participating in internet “chat rooms.”

Employees are discouraged from frequent short-term buying and selling of HealthSouth securities or other companies with which HealthSouth does significant business. This will avoid the appearance of impropriety and promote investor confidence in the integrity of the Company’s public financial reporting systems.

DEALING WITH INVESTORS AND THE MEDIA

Standard: Employees are required to obtain specific approval from the Legal Services Department prior to disclosing any material confidential or non-public information to the public.

In general, only the Company’s executive officers and specifically designated members of the corporate Communications and Finance Departments should speak to investors, market professionals, or the media about HealthSouth. Local media contacts by facility personnel should be coordinated with the Corporate Communications Department.

GOVERNMENT FILING AND REPORTS

Standard: HealthSouth will endeavor to make all required filings and reports to federal, state, and local government authorities accurately and in a timely manner.

All required filings and reports to federal, state and local governmental authorities should be made accurately and on time.

This includes, but is not limited to, Medicare cost reports and other required program filings, filings with the Securities and Exchange Commission, tax filings, and certificate of need filings and reports. False statements contained in a government filing or report could subject the Company and the individual(s) responsible for preparing and submitting the filing or report to civil or criminal penalties.

The Company will cooperate with authorized requests for information from government auditors and other officials. Non-routine requests for information should be brought to the attention of a DCO or the Legal Services Department.

Employees responsible for providing information to be included in a report or filing to be signed by a more senior manager are responsible for ensuring the accuracy of the information, providing the information in a timely manner, and disclosing any problems or concerns to a supervisor or manager before the final report or filing is submitted.

Documentation and work papers used to prepare or support information contained in a government report or filing should be retained in accordance with Company record retention policies.

LOBBYING AND POLITICAL ACTIVITIES

Standard: All lobbying and other government advocacy carried out by or on behalf of HealthSouth must conform to applicable federal and state regulations.

All lobbying must be approved by the Governmental Affairs Department.

Lobbying. The federal government and many state governments impose rules on lobbying or other types of government advocacy activities. These often include limits on meals and entertainment that may be furnished to government employees as well as requirements for registration and public disclosure of expenses incurred in connection with lobbying activities. To ensure compliance with these rules and to ensure that statements expressed by HealthSouth employees and consultants are consistent with Company policy positions, all lobbying and other government advocacy at the federal and state level must be approved and supervised by the corporate Government Affairs Department.

Do not seek reimbursement from the Company for personal political contributions.

Political Activities. In general, Company funds, facilities, and assets should not be used to support a political candidate or party. Exceptions, where expressly permitted by state law, must be approved by the Government Affairs Department.

Eligible employees may contribute to the HealthSouth Political Action Committee (PAC). However, no employee may be compelled or pressured to do so. Participation in political activities through Company channels or on a personal basis is entirely voluntary and no employee may be rewarded for participating (or penalized for not participating) in any Company sponsored political activity, including the HealthSouth PAC. This applies equally to Company contractors and medical staff members.

Employees should not seek reimbursement from the Company for any personal political contributions.

CONTACTS BY GOVERNMENT AGENCIES

Standard: The Legal Services Department should be promptly notified if you or your facility are contacted by a government agent in connection with a non-routine investigation of HealthSouth or another person or company. The Risk Management Department should also be contacted for OSHA, EPA, or FDA investigations.

Never destroy or alter a document in anticipation of a government subpoena.

Document the name of the agent, the agency, the subject of the investigation, and any other relevant information. This will allow the Company attorneys to contact the agent to establish a basis for cooperating with the investigation. If the agent wishes to arrange a personal interview with you, Company attorneys can explain your rights and obligations and respond to any questions.

No employee may destroy or alter a Company document or record in anticipation of a government subpoena or other government request for documents or make any intentionally false or misleading statement to a government official or advise another HealthSouth employee to do so.

Appendix A

CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS

The honesty, integrity and sound judgment of all HealthSouth “Financial Managers” is fundamental to the reputation and success of HealthSouth.

This Code of Ethical Conduct for Financial Managers (“Code”) applies to all HealthSouth “Financial Managers.” Financial Managers are defined as the Chief Executive Officer, Chief Financial Officer, Controller, Vice President Tax, Assistant Controller, Treasurer, Financial Director, Internal Audit and Financial Managers reporting to each of these officers who are responsible for accounting internal control and financial reporting. Financial Managers also include the controllers and managers of each operating unit, area offices, billing managers, and business office managers that are responsible for the processing and reporting of financial transactions.

This Code covers a wide range of financial and non-financial business practices and procedures and is in addition to the HealthSouth Standards of Business Conduct that covers all employees. This Code does not cover all issues and circumstances that may arise, but it sets out basic principles to guide all Financial Managers of HealthSouth. If an applicable law, rule or regulation conflicts with a policy in this Code, the Financial Manager must comply with the applicable law, rule or regulation. Questions about this Code should be directed to HealthSouth’s General Counsel, Controller, or the VP Internal Audit.

HealthSouth recognizes that Financial Managers hold an important and elevated role in corporate governance. They are uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which Financial Managers are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to HealthSouth, the public and other stakeholders.

Financial Managers who violate the standards of this Code will be subject to disciplinary action, which may include termination of employment.

Financial Code Principles and Responsibilities

Financial Managers shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct.

1.	Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Intimidation or harassment of any associate is expressly prohibited.

2.	Provide financial stakeholders, as well as peers, with information that is accurate, complete, objective, relevant, timely and understandable. For reports and documents that HealthSouth files with the Securities and Exchange Commission and releases to the public, the reports shall contain full, fair, accurate, timely and understandable information.

3.	Ensure that all transactions are appropriately and adequately documented and that source and original documentation is organized, maintained and safeguarded.

4.	Ensure all transactions are accurately reported, timely, and in accordance with Generally Accepted Accounting Principals (GAAP) and with HealthSouth policies. When a question or clarification is needed, approval from the appropriate division controller will be obtained prior to recording the transaction.

5.	Comply with all applicable laws, rules and regulations of federal, state and local governments, as well as the rules and regulations of any stock exchange or other regulatory organization of with which HealthSouth is affiliated.

6.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

7.	Protect the confidentiality of proprietary information acquired in the course of their work. When authorized by a HealthSouth officer or otherwise legally obligated to so, disclose such information promptly and completely. Confidential information acquired in the course of their work shall in no event be used for personal advantage.

8.	Share knowledge and maintain skills important and relevant to financial stakeholders and HealthSouth’s needs.

9.	Proactively promote ethical behavior as a responsible partner among peers in the work environment.

10.	Ensure responsible use of and control over all assets, resources and information employed or entrusted to them.

11.	Be responsible for implementing and maintaining an adequate internal control structure and procedures for financial reporting, including disclosure controls.

12.	Promptly report observed or suspected code violations.

Reporting of Violations of the Code, Illegal or Unethical Behavior

Employees and others are expected to report observed or suspected violations of the Code and illegal or unethical behavior to a senior financial officer (the Corporate Controller or Chief Financial Officer) OR to the SVP internal Audit, the Chief Compliance Officer or the General Counsel. Complaints regarding HealthSouth accounting, internal accounting controls or auditing matters may be addressed to the Audit Committee c/o HealthSouth Corporation, One HealthSouth Parkway Birmingham, Alabama 35243 or employees may use the HealthSouth Compliance Hotline (888-800-2577). Reports will be treated in a confidential manner. Investigations will be conducted by the SVP Audit Internal Audit or the Chief Compliance Officer. Employees are expected to cooperate fully and in good faith in internal investigations of misconduct and violations of this Code.

Annual Certification

At least one time each calendar year, all Financial Managers subject to this code will be required to sign a statement stating that they have complied with this Code. A copy of the statement that each Financial Manager is required to sign annually is attached as Exhibit A.

Standards of Business Conduct

This Code is a supplement to, and not in replacement of, HealthSouth’s Standards of Business Conduct. You will be held accountable for your adherence to both this Code and the Standards of Business Conduct.

HEALTHSOUTH CORPORATION

SAMPLE CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS

EXHIBIT A

In my role as                                               for HealthSouth Corporation,                          Division, at the                          location, I recognize that financial managers hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial managers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as my responsibilities to the company, the public and other stakeholders.

I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.	I have read and understand the HealthSouth Code of Ethical Conduct for Financial Managers.

3.	I provide stakeholders with information that is accurate, complete, objective, relevant timely and understandable. For reports and documents the company files with the Securities and Exchange Commission and releases to the public, the reports shall contain full, fair, accurate, timely and understandable information in compliance with Generally Accepted Accounting Principals (GAAP).

4.	I comply with rules and regulations promulgated by federal, state, and local governments, and other appropriate private and public regulatory agencies.

5.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

6.	I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

7.	I am familiar with and comply with company financial policies and procedures.

8.	I proactively promote ethical behavior as a responsible partner among peers in my work environment.

9.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

10.	I am responsible for implementing and maintaining an adequate internal control structure and procedures for financial reporting disclosure controls.

11.	I will promptly report observed or suspected code violations to HealthSouth’s VP, Internal Audit or Chief Compliance Officer.

Signature	Title

Print Name	Business Unit

Date

Approved by the Compliance Committee of the Board of Directors
October 20, 2005

HEALTHSOUTH

ONE HEALTHSOUTH PARKWAY • BIRMINGHAM, ALABAMA 35243

©2005 HEALTHSOUTH CORPORATION • 95081

IMPORTANT CONTACT INFORMATION AND RESOURCES

Corporate Compliance Office

(Health Care Regulatory Issues)

John Markus, Chief Compliance Officer

Christine Bachrach, Vice President, Compliance

Wayne Griffin, Vice President, Compliance Audit

Phone: (205) 970-5900

Fax: (205) 970-4854

E-mail: corpcomp@healthsouth.com

Corporate Internal Audit Department

(Financial Reporting/Tax/Internal Control Issues)

Tom Damman, Senior Vice President, Internal Audit

George Mullins, Manager, Internal Audit

Phone: (205) 970-4049

Fax: (205) 262-3946

E-mail: internalaudit@healthsouth.com

Corporate Legal Services Department

Greg Doody, General Counsel

Phone: (205) 970-5917

E-mail: greg.doody@healthsouth.com

Division Compliance Officers

Inpatient

Jean Davis

Phone: (205) 970-5678

E-mail: jean.davis@healthsouth.com

Surgery

Scott Thompson

Phone: (205) 970-4872

E-mail: scott.thompson@healthsouth.com

Outpatient

Diane Merkt

Phone: (205) 970-5953

E-mail: diane.merkt@healthsouth.com

Diagnostic

Jenny Studdard

Phone: (205) 970-7832

E-mail: jennifer.studdard@healthsouth.com

Division Controllers

Inpatient

Susan Cornejo

Phone: (205) 970-7840

E-mail: susan.cornejo@healthsouth.com

Surgery

Jane Pitts

Phone: (205) 970-8155

E-mail: jane.pitts@healthsouth.com

Outpatient

Nick Renda

Phone: (205) 970-7578

E-mail: nick.renda@healthsouth.com

Diagnostic

David Kanzler

Phone: (205) 969-4529

E-mail: david.kanzler@healthsouth.com

OTHER SOURCES

Policy IQ

Includes corporate level policies on a range of subjects. Includes the ability to search by key word or phrase.

Compliance Website

The Company maintains a compliance website as a resource for compliance information and contacts. The compliance website (http://compliance. healthsouth.com) contains helpful information, questions, answers, and other resources about the policies and procedures summarized in this booklet.

Corporate Privacy Officer

Sylvia Renda

Phone: (205) 970-5815

E-mail: sylvia.renda@healthsouth.com

Corporate ITG Security Officer

Rob Ferrill

Phone: (205) 970-4068

E-mail: rob.ferrill@healthsouth.com

Corporate Compliance Hotline

(888) 800-2577

Corporate Risk Management

Randy Mink, SVP Risk Management

Phone: (205) 970-3404

E-mail: randy.mink@healthsouth.com

Corporate Human Resources Department

Phone: (800) 765-4772, Ext. 4725

E-mail: humanresources@healthsouth.com

To Obtain a Copy in Spanish

The HealthSouth Standards of Business Conduct are available in Spanish. To obtain a copy in Spanish, please have your facility administrator or Human Resources Department print a copy from the Compliance home page on the intranet.

Para Obtener una Copia en Español

Las Normas de Conducta de HealthSouth en español están disponibles. Para obtener una copia en español, por favor consulte a su administrador o el departamento de Recursos Humanos (Personnel) para que les imprima una copia de las normas ubicada en nuestra red privada (“intranet”).